As filed with the Securities and Exchange Commission on August 1, 2019.

Registration Statement No. 333-223310

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRAVEL CENTERS OF AMERICA INC.

(Exact name of registrant as specified in its charter)

Maryland	20-5701514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

24601 Center Ridge Road, Suite 200

Westlake, Ohio 44145
Telephone:  (440) 808-9100
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

William E. Myers
Executive Vice President, Chief Financial Officer and Treasurer

TravelCenters of America Inc.
24601 Center Ridge Road

Westlake, Ohio 44145

(440) 808-9100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Faiz Ahmad, Esq.

P. Michelle Gasaway, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street
Wilmington, Delaware 19801

(302) 651-3000

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-223310 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by TravelCenters of America Inc., a Maryland corporation (the “Registrant”), as the successor registrant to TravelCenters of America Inc., a Delaware limited liability company (“TA LLC”). Effective at 12:01 a.m. (Eastern Time) on August 1, 2019 (the “Effective Time”), TA LLC converted from a Delaware limited liability company to a Maryland corporation (the “Conversion”). At the Effective Time, each five (5) TA LLC common shares, representing limited liability company interests of TA LLC, outstanding immediately prior to the Effective Time were converted into one (1) share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant, with no fractional shares being issued as a result of the Conversion. In lieu of any such fractional shares, a holder thereof is entitled to receive a cash payment as provided in the Plan of Conversion. The Registrant expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to “we,” “us,” “our,” “TA,” the “Company” and similar terms mean TravelCenters of America Inc. and its consolidated subsidiaries and, as of any time at and after the Conversion, TravelCenters of America Inc. and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “TA LLC” mean TravelCenters of America Inc. and its consolidated subsidiaries and, as of any time at and after the Conversion, if the context requires, references to “TA LLC” are deleted and replaced with the “Registrant” which means the TravelCenters of America Inc. and its consolidated subsidiaries, (iii) as of any time prior to the Conversion, references to the “directors” mean the directors of TA LLC, and, as of any time at and after the Conversion, the directors of the Registrant, (iv) as of any time prior to the Conversion, references to “shareholders” mean the holders of any limited liability company interest in TA LLC, and, as of any time at and after the Conversion, if the context requires, references to “shareholders” are deleted and replaced with “stockholders” which means the holders of Common Stock of the Registrant and (v) as of any time prior to the Conversion, references to “common shares” mean the common shares of TA LLC and, as of any time at and after the Conversion, if the context requires, references to “common shares” are deleted and replaced with “common stock” which means Common Stock of the Registrant.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by TA LLC under Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of the Common Stock of the Registrant are now governed by the Registrant’s charter, the Registrant’s Amended and Restated Bylaws and the Maryland General Corporation Law, each of which is described in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3: Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment. Applicable filing fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts except for the registration fee are estimated.

SEC registration fee		$62,250.00
Trustee and transfer agent fees	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Stock exchange fees	$	*
Miscellaneous expenses	$	*
Total	$	*

*These fees cannot be estimated at this time as they are calculated based on the type and amount of securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.  The Registrant’s charter contains a provision which eliminates the liability of its directors and officers to the maximum extent permitted by the Maryland General Corporation Law (the “MGCL”).

The MGCL requires the Registrant (unless its charter were to provide otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.  Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s charter requires it, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer of the Registrant (including any predecessor of the Registrant), any person who is or was serving at the Registrant’s request (including any predecessor of the Registrant) as an officer, director, member, trustee, manager or partner of another person, Hospitality Properties Trust (“HPT”), The RMR Group LLC (“RMR LLC”), The RMR Group Inc. (“RMR Inc.” and, together with HPT and RMR LLC, collectively, the “Other Indemnitees”), and the respective trustees, directors and officers of the Other Indemnitees, unless, with respect to the Other Indemnitees and the respective trustees, directors and officers of the Other Indemnitees, there has been a final, nonappealable judgment entered by an arbiter determining that such person or entity acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his, her or its conduct was unlawful.  Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify any person or entity described in this paragraph in connection with a proceeding initiated by him, her or it against the Registrant only if such proceeding was authorized by the Registrant’s Board of Directors.  The rights to indemnification and to the advancement of expenses vest immediately upon an individual’s election or appointment as a director or officer of the Registrant or his or her designation as an Indemnitee (as such term is defined in the Registrant’s charter).

The Registrant expects to enter into indemnification agreements with its directors and officers providing for rights to and procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from service to the Registrant.

The Registrant currently maintains an insurance policy on behalf of its directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

Item 16. Exhibits

The following exhibits are filed as part of this Amendment:

Exhibit Number	Exhibit Document
1.1*	Form of Equity Underwriting Agreement
1.2*	Form of Debt Underwriting Agreement
2.1	Plan of Conversion of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.1 of TravelCenters of America Inc.’s Current Report on Form 8-K filed on July 30, 2019)
2.2	Certificate of Conversion of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.2 of TravelCenters of America Inc.’s Current Report on Form 8-K filed on July 30, 2019)
2.3	Articles of Conversion of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.3 of TravelCenters of America Inc.’s Current Report on Form 8-K filed on July 30, 2019)
4.1	Articles of Incorporation of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.4 of TravelCenters of America Inc.’s Current Report on Form 8-K filed on July 30, 2019)
4.2	Bylaws of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.5 of TravelCenters of America Inc.’s Current Report on Form 8-K filed on July 30, 2019)
4.3	Form of Stock Certificate
4.4

Senior Indenture dated as of January 15, 2013 between TravelCenters of America Inc. and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K, filed on January 15, 2013, File No. 001-33274)

4.5

First Supplemental Indenture by and between TravelCenters of America Inc. and U.S. Bank National Association, as trustee, dated as of January 15, 2013 (incorporated herein by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K, filed on January 15, 2013, File No. 001-33274)

4.6

Second Supplemental Indenture by and between TravelCenters of America Inc. and U.S. Bank National Association, as trustee, dated as of December 16, 2014 (incorporated herein by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form 8-A, filed on December 16, 2014, File No. 001-33274)

4.7

Third Supplemental Indenture by and between TravelCenters of America Inc. and U.S. Bank National Association, as trustee, dated as of October 5, 2015 (incorporated herein by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A, filed on October 5, 2015, File No. 001-33274)

4.8

Fourth Supplemental Indenture by and between TravelCenters of America Inc. and U.S. Bank National Association, as trustee, dated as of August 1, 2015 (incorporated herein by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K, filed on August 1, 2019)

4.9	Form of 8.25% Senior Notes due 2028 (incorporated herein by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K, filed on January 15, 2013, File No. 001-33274)
4.10	Form of 8.00% Senior Notes due 2029 (incorporated herein by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form 8-A, filed on December 16, 2014, File No. 001-33274)
4.11	Form of 8.00% Senior Notes due 2030 (incorporated herein by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A, filed on October 5, 2015, File No. 001-33274)
4.12	Form of Senior Indenture (including form of Senior Note)
4.13	Form of Subordinated Indenture (including form of Subordinated Note)
4.14*	Form of Share Designation for Preferred Shares (together with Specimen Certificate for Preferred Shares, if any)
4.15*	Form of Warrant Agreement (together with form of Warrant Certificate)
5.1	Opinion of Venable LLP (filed herewith)
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (filed herewith)
23.1	Consent of RSM US LLP (filed herewith)
23.2	Consent of Venable LLP (included as part of Exhibit 5.1)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.2)
24.1**	Power of Attorney
25.1**

Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under the Senior Indenture dated as of January 15, 2013 between the Company and U.S. Bank National Association

25.2*	Statement of Eligibility of Trustee on Form T-l for Senior Indenture under the Trust Indenture Act of 1939, as amended
25.3*	Statement of Eligibility of Trustee on Form T-l for Subordinated Indenture under the Trust Indenture Act of 1939, as amended

*           To be filed by amendment or incorporated herein by reference to an exhibit to a Current Report on Form 8-K or other document to be filed under the Securities Exchange Act of 1934, as amended, or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

**    Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section (1) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)         To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, as amended (the “Trust Indenture Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Ohio, on August 1, 2019.

TRAVELCENTERS OF AMERICA INC.

By:	/s/ Andrew J. Rebholz
Name:	Andrew J. Rebholz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

		Managing Director and Chief Executive Officer (Principal Executive Officer)	August 1, 2019
/s/ Andrew J. Rebholz
Andrew J. Rebholz

		Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	August 1, 2019
*
William E. Myers

*		Managing Director	August 1, 2019
Adam D. Portnoy

*		Independent Director	August 1, 2019
Lisa Harris Jones

*		Independent Director	August 1, 2019
Barbara D. Gilmore

*		Independent Director	August 1, 2019
Joseph L. Morea

*By:	/s/ Andrew J. Rebholz
Name:	Andrew J. Rebholz
Title:	Attorney-In-Fact